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                                                                     EXHIBIT 5.1



                                              February 24, 1999


Affiliated Managers Group, Inc.
Two International Place, 23rd Floor
Boston, Massachusetts 02110

Ladies and Gentlemen:


    This opinion is furnished in connection with the filing by Affiliated Managers Group, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933 of a Registration Statement on Form S-3 (the "Registration Statement") relating to 7,167,858 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company (the "Registered Shares"). Of the 7,167,858 Registered Shares, 4,000,000 are to be sold by the Company (the "Primary Shares"), 2,232,920 are to be sold by certain stockholders of the Company (the "Selling Stockholders") (the "Selling Stockholder Shares") and 934,938 may be sold by the Company pursuant to the over-allotment option to the Underwriters (as defined below) (together with the Primary Shares, the "Company Shares"). All of the Registered Shares are to be sold to the several underwriters (the "Underwriters") for whom Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Schroder & Co. Inc. are acting as representatives pursuant to an underwriting agreement to be entered into between the Company, the Selling Stockholders and the Underwriters (the "Underwriting Agreement").


    In connection with rendering this opinion, we have examined the form of the proposed Underwriting Agreement being filed as an exhibit to the Registration Statement; the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.


    We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and The Commonwealth of Massachusetts and the Delaware General Corporation Law (the "DGCL").


    Based upon the foregoing, we are of the opinion that (A) when the Underwriting Agreement is completed (including the insertion therein of pricing terms) and executed by the Company and the Underwriters, and the Company Shares are sold to the Underwriters and paid for pursuant to the terms of the Underwriting Agreement, the Company Shares will be duly authorized, validly issued, fully paid and nonassessable, and (B) the Selling Stockholder Shares are duly authorized, validly issued, fully paid and non-assessable by the Company under the DGCL.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us with respect to this opinion under the heading "Validity of Securities" in the Prospectus which is a part of such Registration Statement.

                                          Very truly yours,

                                          /s/ GOODWIN, PROCTER & HOAR LLP
                                          Goodwin, Procter & Hoar LLP